Exhibit 24-a


                          POWER OF ATTORNEY


                  KNOW ALL MEN BY THESE PRESENTS:

                  THAT, WHEREAS, SBC COMMUNICATIONS INC., a Delaware corporation, hereinafter referred to as the "Corporation," proposes to file with the Securities and Exchange Commission at Washington, D.C., under the provisions of the Securities Act of 1933, as amended, a Registration Statement on Form S-8 for the issuance of up to an additional one hundred four million (104,000,000) shares of the Corporation's Common Stock; and

                  WHEREAS, the undersigned is an officer and a director of the Corporation;

                  NOW, THEREFORE, the undersigned hereby constitutes and appoints James D. Ellis, Donald E. Kiernan, Robert M. Lynch,
Roger W. Wohlert, or any one of them, all of the City of San
Antonio and State of Texas, his attorneys for him and in his name, place and stead, and in each of his offices and capacities in the Corporation, to execute and file such Registration
Statement, and thereafter to execute and file any and all amended registration statements and amended prospectuses or amendments or supplements to any of the foregoing, hereby giving and granting to said attorneys full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and concerning the premises, as fully to all intents and purposes as the undersigned might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do, or cause to be done, by virtue hereof.

                  IN WITNESS WHEREOF, the undersigned has hereunto set his hand the 25th day of June 1999.




   /s/ Edward E. Whitacre, Jr.
Edward E. Whitacre, Jr.
Chairman of the Board and
Chief Executive Officer